Exhibit 16.1
October 13, 2021
Securities and Exchange Commission
100 F Street N.E.
Washington D.C. 20549-7561
Dear Sirs/Madams:
We have read the “Change in Accountants” section of the Registration Statement on Form S-1 (the “Registration Statement”) dated October 13, 2021, of UserTesting, Inc. and are in agreement with the statements contained in that section insofar as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained in that section of the Registration Statement.

/s/ Armanino LLP